Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment to Rights Agreement, dated as of July 22, 2016 (this “Amendment”), is between Waddell & Reed Financial, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a national banking association (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Board of Directors of the Company (the “Board”) previously adopted a Rights Agreement, dated as of April 8, 2009, between the Company and the Rights Agent (the “Rights Agreement”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, for so long as the Rights are then redeemable, the Company may from time to time in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights;

WHEREAS, as of the date of this Amendment, the Rights are redeemable pursuant to Section 23 of the Rights Agreement;

WHEREAS, the Board has determined to amend the Rights Agreement in certain respects; and

WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company stating that this Amendment complies with Section 27 of the Rights Agreement and has directed the Rights Agent to execute this Amendment to amend the Rights Agreement as set forth herein;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company and the Rights Agent hereby agree as follows:

Section 1.                                           Certain Definitions.  Terms used in this Amendment but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

Section 2.                                           Amendments to Rights Agreement.  Section 27 of the Rights Agreement is hereby amended to read in its entirety as follows:

“Section 27.  Waivers, Supplements and Amendments. Except as otherwise provided in this Section 27, for so long as the Rights are then redeemable, the Company may from time to time in its sole and absolute discretion, (a) waive the application of any provision of this Agreement and (b) supplement or amend any provision of this Agreement (and the Rights Agent shall if the Company so directs, supplement or amend any provision of this Agreement) in any respect, in each case without the approval of any holders of the Rights.  At any time when the Rights are no longer redeemable, except as otherwise provided in this Section 27, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend this Agreement without the approval of any holders of Rights in order to (i) cure any ambiguity, (ii) correct or supplement any provision contained herein that may be defective or inconsistent with any other provisions herein, (iii) shorten or lengthen any time period hereunder or (iv) change or supplement the provisions hereunder in any manner that the Company may deem necessary or desirable; provided, however, that at any time when the Rights are no longer redeemable, this Agreement shall not be supplemented or amended in any manner that would adversely affect the interests of the holders of Right Certificates as such, cause this Agreement to become amendable other than in accordance with this Section 27 or cause the Rights to again become redeemable. Upon the delivery of a certificate from an appropriate officer of the Company that states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment; provided that such supplement or amendment does not adversely affect the rights, duties or obligations of the Rights Agent under this Agreement.  No waiver of any provision of this Agreement by the Company in any one instance shall be deemed to be, nor shall it constitute, a waiver of such provision in any other instance or a waiver of any other provision or in favor of any other Person, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall become effective unless set forth in a writing duly executed by a duly authorized officer of the Company.

Notwithstanding anything contained in this Agreement to the contrary, (i) the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that affects the Rights Agent’s own rights, duties, obligations or immunities under this Agreement, and (ii) any waiver by the Company of the application of any provision of this Agreement that adversely affects the Rights Agent’s own rights, duties, obligations or immunities under this Agreement shall only be effective upon the prior written consent of the Rights Agent.”

Section 3.                                           Remaining Terms; Controlling Agreement.  All other provisions of the Rights Agreement that are not expressly amended hereby shall continue in full force and effect.  From and after the execution and delivery of this Amendment, any references to the Rights Agreement in the Rights Agreement and other agreements or instruments shall be deemed to refer to the Rights Agreement as amended pursuant to this Amendment.  In the event of any conflict between the terms of this Amendment and the Rights Agreement, this Amendment shall control.

Section 4.                                           Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.                                           Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

Section 6.                                           Descriptive Headings.  Descriptive headings of the sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 7.                                           Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Rights Agreement to be duly executed and their respective seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:		WADDELL & REED FINANCIAL, INC.

By:	/s/ Jeff P. Bennett	By:	/s/ Brent K. Bloss
Name:	Jeff P. Bennett	Name:	Brent K. Bloss
Title:	Vice President, Associate General	Title:	Senior Vice President, Chief Financial
	Counsel and Assistant Secretary		Officer and Treasuer

COMPUTERSHARE TRUST COMPANY,
N.A.

		By:	/s/ Paul R. Capozzi
		Name:	Paul R. Capozzi
		Title:	Senior Vice President, Investor Services

[Signature Page to First Amendment to Rights Agreement]